Exhibit 10.17

THIRD COAST BANK, SSB

SALARY CONTINUATION AGREEMENT

THIS SALARY CONTINUATION AGREEMENT (this “Agreement”) is made by and between Third Coast Bank, SSB, Humble, Texas, a Texas banking association (the “Bank”), or any other successor, transferee, or assignees, and Audrey Duncan (the “Executive”).

INTRODUCTION

To encourage the Executive to remain an employee of the Bank, the Bank is willing to provide salary continuation benefits to the Executive. The Bank will pay the benefits from its general assets.

AGREEMENT

The Executive and the Bank agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1.1 “Accrual Balance” means the liability amount due under this Agreement and set forth on the financial statements of the Bank, determined in accordance with generally accepted accounting principles and utilizing the Discount Rate.

1.1.2 “Beneficiary” means each person designated pursuant to Article 4, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive.

1.1.3 “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator, attached to this Agreement as Exhibit A, that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.1.4 “Cause” means as defined in an Employment Agreement. If no Employment Agreement exists, or if an Employment Agreement exists but cause is not defined therein, then “cause” means:

(a) the Executive’s willful failure to perform the Executive’s material duties (other than any such failure resulting from incapacity due to physical or mental illness);

(b) the Executive’s willful failure to comply with any valid and legal directive of the Executive’s supervisor or the Board of Directors;

(c) the Executive’s engagement in dishonesty, illegal conduct or misconduct, which is, in each case as determined by the Bank, in its sole discretion, materially injurious to the Bank, the Holding Company, or any of their affiliates;

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(d) the Executive’s embezzlement, misappropriation or fraud, whether or not related to Executive’s employment with the Bank;

(e) the Executive’s commission of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(f) the Executive is or becomes a person described in the Federal Deposit Insurance Act (the “FDI Act”), Section 19(a)(1)(A) who has not received the Federal Insurance Corporation’s prior consent to participate in the Bank’s affairs under the “FDIC State of Policy for Section 19 of the FDI Act’’ or any successor thereto;

(g) the Executive’s willful violation of a material policy or code of conduct of the Bank, including its Insider Trading Policy or Code of Ethics; or

(h) the Executive’s material breach of any material obligation under this Agreement, including, but not limited to, Sections 5.7 and 5.8 of this Agreement, or any other written agreement between the Executive and the Bank and/or the Holding Company.

Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated by reason of violating Sections 1.1.4(a), (b), (c), (g) or (h) until the Executive is notified in writing by the Bank (or its successor entity) of a determination of a violation of Sections 1.1.4(a), (b), (c), (g) or (h), specifying the particulars thereof in reasonably sufficient detail, and giving the Executive a reasonable opportunity (of not less than ten (10) days), together with his/her counsel, to explain to the Bank why there has been no violation of Sections 1.1.4(a), (b), (c), (g) or (h), followed by a finding by the Bank (i) that in the good faith opinion of the Bank (or its successor entity), the Executive had committed an act described in Sections 1.1.4(a), (b), (c), (g) or (h) above, (ii) specifying the particulars thereof in detail, and (iii) determining that such violation has not been corrected, or is not capable of correction.

1.1.5 “Change in Control” means and includes a change in ownership or effective control of the Bank or Holding Company or in the ownership of a substantial portion of the assets of the Bank or Holding Company, within the meaning of Code Section 409A and as described in Treasury Regulations §§ 1.409A-3(i)(5).

1.1.6 “Change in Control Benefit’’ means the benefit described in Section 2.5.

1.1.7 “Code” means the Internal Revenue Code of 1986, as amended.

1.1.8 “Death Benefit” means the benefit described in Article 3.

1.1.9 “Disability” means that the Executive is determined to be totally disabled by the Social Security Administration.

1.1.10 “Disability Benefit” means the benefit described in Section 2.4.

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1.1.11 “Discount Rate” means 5.5%, subject to change based upon regulatory requirements.

1.1.12 “Effective Date” means June 23, 2020.

1.1.13 “Employment Agreement” means a then-current employment agreement or similar agreement between the Executive and the Bank and/or the Holding Company.

1.1.14 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.1.15 “Holding Company” means Third Coast Bancshares, Inc., a Texas corporation and registered bank holding company.

1.1.16 “Involuntary Termination Date” means the month, day and year in which Involuntary Termination of Employment occurs.

1.1.17 “Involuntary Termination of Employment” means the Termination of Employment before the Normal Retirement Age for any reason other than death, Disability, Cause, or Change in Control either:

(a) by the Bank or the Holding Company or

(b) by the Executive for Good Reason if ‘‘good reason” is defined in the Employment Agreement (if no Employment Agreement exists or if “good reason” is not defined in the Employment Agreement then this subpart shall not apply).

1.1.18 “Normal Retirement Age” means age sixty-two (62) years old.

1.1.19 “Normal Retirement Benefit” means the benefit described in Section 2.1.

1.1.20 “Plan Administrator” means the plan administrator described in Article 8.

1.1.21 “Plan Year” means each twelve (12) month period commencing on January 1st and ending on December 31st. Notwithstanding the preceding, the initial Plan Year shall begin on the Effective Date and shall end December 31, 2020.

1.1.22 “Termination of Employment” shall mean a termination of the Executive’s employment, whether voluntary or involuntary, for any reason whatsoever, determined as follows:

(c) Generally. An Executive terminates employment when the facts and circumstances indicate that the Bank and the Executive reasonably anticipate that the Executive will perform no further services for the Bank or an affiliate of the Bank, or that the level of bona fide services the Executive will perform for the Bank and affiliates of the Bank will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services the Executive performed over the immediately preceding thirty-six (36)-month period (or the full period of service if

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the Executive has been providing services to the Bank and affiliates of the Bank for less than thirty-six (36)-months) (the “36-month average”).

(d) Rebuttable Presumptions. Barring contrary facts and circumstances, the Bank shall presume (i) that a decrease in bona fide services to twenty percent (20%) or less of the 36-month average constitutes a termination of employment, and (ii) that continued bona fide services at fifty percent (50%) or more of the 36-month average does not constitute a termination of employment.

(e) Employee v. Contractor. For purposes of the foregoing, services include those performed as an employee or as an independent contractor.

(f) Leave of Absence. If an Executive takes a bona fide paid leave of absence (as defined in Treasury Regulation § 1.409A-1(h)(1)) and has not otherwise terminated employment, the Bank shall treat the Executive as providing bona fide services at a level equal to the level of services that the Executive would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which an Executive takes a bona fide unpaid leave of absence (as defined in Treasury Regulation § 1.409A-1(h)(1)) and has not otherwise terminated employment will be disregarded for purposes of determining whether a Termination of Employment has occurred (including for purposes of determining the applicable 36-month average).

1.1.23 “Voluntary Termination Date” means the month, day and year Voluntary Termination of Employment occurs.

1.1.24 “Voluntary Termination of Employment” means the Termination of Employment from the Bank or the Holding Company before Normal Retirement Age by the Executive for any reason other than death, Disability, Cause, or Change in Control.

ARTICLE 2

LIFETIME BENEFITS

2.1 Normal Retirement Benefit. Upon the Executive’s Normal Retirement Age, the Executive shall be entitled to the benefit described in this Section 2.1.

2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is One Hundred Twenty-five Thousand Two Hundred Fifty-eight Dollars ($125,258).

2.1.2 Payment of Benefit. The Bank shall pay the annual benefit described in Section 2.1.1 for a period of ten (10) years, payable in monthly (one-twelfth (1/12th) of the annual benefit) installments beginning on the last day of the month following the month in which the Executive’s Normal Retirement Age occurs. The monthly installment payments under this Section 2.1.2 shall total one hundred twenty (120) substantially equal payments over a period of one hundred twenty (120) months.

2.2 Involuntary Termination of Employment. Subject to the provisions of Section 2.5, upon Involuntary Termination of Employment occurs before the Executive’s Normal Retirement Age

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for reasons other than death, Cause, Disability, or in connection with a Change in Control, the Executive shall be entitled to the benefit described in this Section 2.2.

2.2.1 Amount of Benefit. The amount of the benefit under this Section 2.2 is the vested Accrual Balance, determined as of the Involuntary Termination Date in accordance with the schedule set forth in Section 2.2.2, and the Executive shall forfeit, for no consideration, the unvested Accrual Balance as of the Involuntary Termination Date and shall be entitled to no further benefits under this Agreement.

2.2.2 Vesting Schedule. The Executive shall become vested in the Accrual Balance in accordance with the following schedule:

Plan Years Completed	Vesting Percentage
1	40%
2	60%
3	80%
4	100%

2.2.3 Payment of Benefit. The Bank shall pay the benefit described in Section 2.2.1, if any, in a single lump-sum payment to the Executive sixty (60) days following the last day of the month in which the Involuntary Termination Date occurs.

2.3 Voluntary Termination of Employment. Subject to the provisions of Section 2.5, upon Voluntary Termination of Employment, the Executive shall be entitled to the benefit described in this Section 2.3.

2.3.1 Amount of Benefit. The amount of the benefit under this Section 2.3 is the vested Accrual Balance, determined as of Voluntary Termination Date in accordance with the schedule set forth in Section 2.3.2, and the Executive shall forfeit, for no consideration, the unvested Accrual Balance as of the Voluntary Termination Date and shall be entitled to no further benefits under this Agreement.

2.3.2 Vesting Schedule. The Executive shall become vested in the Accrual Balance in accordance with the following schedule:

Plan Years Completed	Vesting Percentage
1	30%
2	40%
3	50%
4	60%
5	70%
6	80%
7	90%
8	100%

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2.3.3 Payment of Benefit. The Bank shall pay the benefit described in Section 2.3.1, if any, in a single lump-sum payment to the Executive sixty (60) days following the last day of the month in which the Voluntary Termination Date occurs.

2.4 Disability Benefit. Upon the Executive’s Disability prior to Normal Retirement Age, the Executive shall be entitled to the benefit described in this Section 2.4.

2.4.1 Amount of Benefit. The amount of the benefit under this Section 2.4 is one hundred percent (100%) of the Accrual Balance, determined as of the Executive’s Disability.

2.4.2 Payment of Benefit. The Bank shall pay the benefit described in Section 2.4.1 in a single lump-sum payment sixty (60) days following the last day of the month in which the Executive’s Disability occurs.

2.5 Change in Control Benefit. Upon a Change in Control, the Executive, subject to the provisions of Section 5.2, shall be entitled to the benefit described in this Section 2.5.

2.5.1 Amount of Benefit. The amount of the benefit under this Section 2.5 is one hundred percent (100%) of the Accrual Balance, determined as of the date of the Change in Control.

2.5.2 Payment of Benefit. The Bank shall pay the benefit described in Section 2.5.1 to the Executive in a single lump-sum payment sixty (60) days following the last day of the month in which the Change in Control occurs.

2.6 Distributions Upon Income Inclusion Under Code Section 409A of the Code. Upon the inclusion of any amount into the Executive’s income as a result of the failure of this Agreement to comply with the requirements of Code Section 409A, a distribution shall be made as soon as is administratively practicable following the discovery of the failure. The amount distributed may not exceed the amount to be included in income as a result of the failure to comply with the requirements of Code Section 409A and the regulations thereunder.

ARTICLE 3

DEATH BENEFITS

3.1 Death During Active Service. If the Executive dies while in the active service of the Bank and prior to receiving any payments under this Agreement, the Executive’s Beneficiary shall be entitled to the benefit described in this Section 3.1.

3.1.1 Amount of Benefit. The annual benefit under Section 3.1 is the Normal Retirement Benefit set forth in Section 2.1.

3.1.2 Payment of Benefit. The Bank shall pay the annual benefit described in Section 3.1.1 to the Beneficiary for a period of ten (10) years, payable in monthly (one twelfth (1/12th) of the annual benefit) installments beginning on the last day of the month following the month in which the Executive dies. The monthly installment payments under this Section 3.1.2 shall total one hundred twenty (120) substantially equal payments over a period of one hundred twenty (120) months.

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3.2 Death During Benefit Period. If the Executive dies after benefit payments have commenced under this Agreement, or after the Executive is entitled to begin receiving benefits, but before receiving all such payments, the Bank shall pay the remaining benefits to the Executive’s Beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

ARTICLE 4

BENEFICIARIES

4.1 Beneficiary Designations. The Executive shall designate a Beneficiary by filing with the Bank a written designation of Beneficiary on a form substantially similar to the form attached as Exhibit A. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Bank during the Executive’s lifetime. Unless otherwise communicated to the Bank in writing by the Executive, the Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive, or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid Beneficiary designation, all payments shall be made to the Executive’s surviving spouse, if any, and if none, to the Executive’s surviving children and the descendants of any deceased child by right of representation, and if no children or descendants survive, to the Executive’s estate.

4.2 Facility of Payment. If a benefit under this Agreement is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative, or person having the care or custody of such minor, incompetent person, or incapable person. The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

ARTICLE 5

GENERAL LIMITATIONS

5.1 Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if Executive’s Termination of Employment by the Bank is due to Cause. Further, if the Executive is receiving benefits under this Agreement, and the Bank discovers after the Executive’s Termination of Employment or other separation from service from the Bank, regardless of reason, that the Executive committed any acts while employed with the Bank that rise to the level of Cause, then, in addition to any other remedies available to it, the Bank may immediately cease payment of any further benefits due under this Agreement.

5.2 Golden Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not be required to pay any benefit under this Agreement if, upon the advice of counsel, the Bank determines that the payment of such benefit would be prohibited by 12 C.F.R. Part 359 or any successor regulations regarding employee compensation promulgated by any regulatory agency having jurisdiction over the Bank or its affiliates or to the extent the benefit would be a non-deductible excess parachute payment under Section 280G and 4999 of the Code. To the extent possible, such benefit payment shall be proportionately reduced to allow payment within the

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fullest extent permissible under applicable law. The Executive shall forfeit, for no consideration, any amount over and above such reduced amount.

5.3 Acceleration of Payments. Except as specifically permitted herein or in other sections of this Agreement, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank (without any direct or indirect election on the part of the Executive), in accordance with the provisions of Treasury Regulation §1.409A-3(j)(4) and any subsequent guidance issued by the Treasury. Accordingly, payments may be accelerated, in the following circumstances: (i) in limited cash-outs; or (ii) to pay any taxes that may become due at any time that this Agreement fails to meet the requirements of Code Section 409A (but in no case shall such payments exceed the amount to be included in income as a result of the failure to comply with the requirements of Code Section 409A).

5.4 Changes to Time and/or Form of Payment. Subject to the Bank’s approval, the Executive may delay the time of a payment or change the form of a payment as expressly provided under this Section 5.4 and Code Section 409A (a “Subsequent Deferral Election’”). Notwithstanding the foregoing, a Subsequent Deferral Election cannot accelerate any payment. A Subsequent Deferral Election which delays payment or changes the form of payment is permitted only if all of the following requirements are met:

(a) the Subsequent Deferral Election does not take effect until at least twelve (12) months after the date on which the election is made;

(b) the Subsequent Deferral Election relates to a payment based on Termination of Employment or a payment made at a specified time, the election must result in payment being deferred for a period of not less than five (5) years from the date the first amount was scheduled to be paid as a result of such event; and

(c) the Subsequent Deferral Election relates to a payment at a specified time, the election must be made not less than twelve (12) months before the date the first amount was scheduled to be paid.

5.5 Suicide. No benefits shall be payable if the Executive commits suicide within two (2) years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Bank.

5.6 Delays. If the Bank reasonably anticipates that any payment scheduled to be made under this Agreement would violate securities laws (or other applicable laws) or jeopardize the ability of the Bank to continue as a going concern if paid as scheduled, then the Bank may defer that payment, provided the Bank treats payments to all similarly situated persons participating in all arrangements that would be aggregated with this Agreement under Code Section 409A on a reasonably consistent basis. In addition, the Bank may, at its discretion, delay a payment upon such other events and conditions as the Internal Revenue Service may prescribe, provided the Bank treats payments to all similarly situated persons participating in all arrangements that would be aggregated with this Agreement under Code Section 409A on a reasonably consistent basis. The amounts so accrued in accordance with the terms of this Agreement shall be distributed to the Executive or his/her Beneficiary (in the event of the Executive’s death) at the earliest possible date on which the

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Bank reasonably anticipates that such violation or material harm would be avoided or as otherwise prescribed by the Internal Revenue Service.

5.7 Non-Solicitation. In consideration of the benefits provided under this Agreement, the Executive agrees and covenants not to:

(a) directly or indirectly, solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Bank during the period of the Executive’s employment or other service and for a period of two (2) years following the Executive’s termination of employment or other service for any reason;

(b) directly or indirectly, solicit, contact (including, but not limited to, e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with the current, former or prospective customers of the Bank for purposes of offering or accepting goods or services similar to or competitive with those offered by the Bank during the period of the Executive’s employment or other service and for a period of two (2) years following the Executive’s termination of employment or other service for any reason; and

(c) directly or indirectly attempt to disrupt, damage, impair or interfere with the Bank’s business by disrupting the relationship between the Bank and any of its consultants, agents, representatives or vendors during the period of the Executive’s employment or other service and for a period of two (2) years following the Executive’s termination of employment or other service for any reason.

If it shall be judicially determined that the Executive has violated any of the Executive’s obligations under this Section 5.7, then the period applicable to each obligation that the Executive shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred. During the Executive’s employment or other service with the Bank and for two (2) years thereafter (or such longer period as the restrictions may apply pursuant to the foregoing sentence), the Executive will communicate the contents of this Section 5.7 to any person, firm, association, partnership, corporation or other entity that the Executive intends to be employed by, associated with, or represent. For the purposes of Sections 5.7, 5.8 and 5.9, references to the Bank shall include any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Bank.

5.8 Additional Covenants.

5.8.1 Confidentiality. The Executive will keep in strict confidence, and will not, directly or indirectly, at any time during or after Executive’s employment with the Bank, disclose, furnish, disseminate, make available or, except in the course of performing the Executive’s duties of employment, use any trade secrets or confidential business and technical information of the Bank or its customers or vendors, without limitation as to when or how the Executive may have acquired such information. Such confidential information shall include, without limitation, the Bank’s unique selling, and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer

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information and other business information. The Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the Executive’s mind or memory and whether compiled by the Bank, and/or the Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Bank to maintain the secrecy of such information, that such information is the sole property of the Bank and that any retention and use of such information by the Executive during the Executive’s employment with the Bank (except in the course of performing Executive’s duties and obligations to the Bank) or after the termination of Executive’s employment shall constitute a misappropriation of the Bank’s trade secrets.

5.8.2 Whistle Blower Protections. Nothing in this Agreement: (i) prevents the Executive from providing, without prior notice to the Bank, information to governmental or administrative authorities regarding possible violations of law or otherwise testifying or participating in any investigation or proceeding by any governmental or administrative authorities regarding possible violations of law, nor (ii) prohibits the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that, in each case, are protected under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Bank to make such reports or disclosures and the Executive is not required to notify the Bank that Executive has made such reports or disclosures. In addition, pursuant to 18 USC Section 1833(b), the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state or local governmental official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Executive files a lawsuit for retaliation by the Bank for reporting a suspected violation of law, the Executive may disclose the trade secret to an attorney and use the trade secret information in the court proceeding if the Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

5.9 Relief. In the event of a breach or threatened breach by the Executive of any of the covenants contained in Sections 5.7 and 5.8, any unpaid benefits under this Agreement shall be forfeited effective as of the date of such breach, unless sooner terminated by operation of another term or condition of this Agreement. The Executive acknowledges and agrees that the remedy at law available to the Bank for breach of any of Executive’s obligations under this Agreement would be inadequate. The Executive therefore hereby consents and agrees that the Bank shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach of Sections 5.7 or 5.8 from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief. For the avoidance of doubt, the covenants contained in this Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Executive and the Bank.

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ARTICLE 6

CLAIMS AND REVIEW PROCEDURES

6.1 Claims Procedure (for Claims other than for Disability Benefits). An Executive or Beneficiary (“claimant”) who has not received benefits under this Agreement (other than Disability Benefits) that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1 Initiation – Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

6.1.2 Timing of Bank Response. The Bank shall respond to such claimant within ninety (90) days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90)-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

6.1.3 Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing or by electronic communication of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) the specific reasons for the denial,

(b) a reference to the specific provisions of this Agreement on which the denial is based,

(c) a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d) an explanation of this Agreement’s review procedures and the time limits applicable to such procedures, and

(e) a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2 Review Procedure. If the Bank denies part or all of the claim pursuant to Section 6.1, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

6.2.1 Initiation – Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

6.2.2 Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of

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charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3 Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4 Timing of Bank Response. The Bank shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60)-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

6.2.5 Notice of Decision. The Bank shall notify the claimant in writing or by electronic communication of its decision on the review. The Bank shall write the notification in a manner calculated to be understood by the claimant. If the Bank denies part or all of the appeal, the notification shall set forth:

(a) the specific reasons for the denial,

(b) a reference to the specific provisions of this Agreement on which the denial is based,

(c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(d) a statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

6.3 Claims Procedure for Disability Benefits. A claimant who has not received a Disability Benefit under this Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

6.3.1 Initiation – Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

6.3.2 Timing of Bank Response. The Bank shall respond to such claimant within forty-five (45) days after receiving the claim. If the Bank determines that additional time for processing the claim is required due to matters beyond its control, the Bank can extend the response period by up to two (2) additional thirty (30) days by notifying the claimant in writing, prior to the end of the initial forty-five (45) day period (or first thirty (30)-day extension period, if applicable) that an additional period is required. The notice of extension must set forth the reason for the extension, the standards on which entitlement to the

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Disability Benefit is based, any unresolved issues that prevent a decision on the claim, the additional information, if any, the Executive must submit, and the date by which the Bank expects to render its decision. If the Executive provides additional information, he or she will be provided with at least forty-five (45) days to provide the additional information. The period from which the Executive is notified of the additional required information to the date he or she responds is not counted as part of the determination period.

6.3.3 Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing or by electronic communication of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) the specific reasons for the denial;

(b) a reference to the specific provisions of this Agreement on which the denial is based;

(c) a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d) a discussion of the decision that includes the basis for disagreeing with or not following:

i. the views presented by health care professionals treating the claimant and vocational professionals who evaluated the claimant;

ii. the views of medical or vocational experts whose advice was obtained on the Bank’s behalf, regardless of whether the advice was relied on in making the benefit denial; and

iii. a disability determination made by the Social Security Administration, if presented to the Bank;

(e) if the decision was based on medical necessity or experimental treatment (or a similar exclusion or limit), either:

i. an explanation of the scientific or clinical judgment for the denial, applying the terms of this Agreement to the claimant’s medical circumstances; or

ii. a statement that this explanation will be provided free of charge upon request;

(f) either the specific internal rules, guidelines, protocols, standards, or other similar criteria of the Bank relied on in making the denial, or notice that such rules, guidelines, protocols, standards, or other similar criteria of the Bank do not exist;

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(g) notice that the claimant is entitled to receive (on request and free of charge) reasonable access to and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;

(h) an explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and

(i) a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

Claimants are guaranteed the right to present evidence and testimony regarding their claim during the review process. If the Executive lives in a county with a significant population of non-English speaking persons, the Bank will provide, in the non-English language(s), a statement of how to access oral and written language services in those languages.

6.4 Review Procedure. If the Bank denies part or all of the claim pursuant to Section 6.3, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

6.4.1 Initiation – Written Request. To initiate the review, the claimant, within one hundred eighty (180) days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

6.4.2 Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.4.3 Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The appeal will be conducted by an appropriate named fiduciary, who is not the person who made the initial decision or the subordinate of that person. For claims involving medical judgment, including decisions about whether a treatment or drug is experimental, investigational, or not medically necessary, the named fiduciary will consult with a health care professional who:

(a) Has appropriate training and experience in the area of medicine involved,

(b) Was not consulted during the initial denial, and

(c) Is not a subordinate of the person who made the initial denial.

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The Bank will identify the medical or other experts who were consulted when making the benefit determination, regardless of whether the expert’s advice was relied on in making the determination.

Before a benefit denial is issued on appeal, the claimant will be provided (free of charge) with any new or additional evidence considered, relied on, or generated by the Bank or other person making the benefit determination (or at the direction of the Bank or other person) regarding the claim. The claimant will be provided any new or additional evidence as soon as possible and sufficiently in advance of the date the appeal denial notice is due, so that the claimant has a reasonable opportunity to respond.

Before a benefit denial is issued on appeal, if the denial is issued based on a new or additional rationale, the claimant will be provided, free of charge, with the rationale. The claimant will be provided with the rationale as soon as possible and sufficiently in advance of the date on which the appeal denial notice is due, so that the claimant has a reasonable opportunity to respond.

6.4.4 Timing of Bank Response. The Bank shall respond in writing to such claimant within forty-five (45) days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional forty-five (45) days by notifying the claimant in writing, prior to the end of the initial forty-five (45)-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

6.4.5 Notice of Decision. The Bank shall notify the claimant in writing or by electronic communication of its decision on the review. The Bank shall write the notification in a manner calculated to be understood by the claimant. If the Bank denies part or all of the appeal, the notification shall set forth:

(a) the specific reasons for the denial;

(b) a reference to the specific provisions of this Agreement on which the denial is based;

(c) a discussion of the decision that includes the basis for disagreeing with or not following:

i. the views presented by health care professionals treating the claimant and vocational professionals who evaluated the claimant;

ii. the views of medical or vocational experts whose advice was obtained on the Bank’s behalf, regardless of whether the advice was relied on in making the benefit denial; and

iii. a disability determination made by the Social Security Administration, if presented to the Bank;

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(d) if the decision was based on medical necessity or experimental treatment (or a similar exclusion or limit), either:

i. an explanation of the scientific or clinical judgment for the denial, applying the terms of this Agreement to the claimant’s medical circumstances; or

ii. a statement that this explanation will be provided free of charge upon request;

(e) either the specific internal rules, guidelines, protocols, standards. or other similar criteria of the Bank relied on in making the denial, or notice that such rules, guidelines, protocols, standards, or other similar criteria of the Bank do not exist, and

(f) a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review, including a description of any contractual limitations period relevant to the right to sue, with the calendar date on which the contractual limitations period expires for the claim.

6.5 Claims Procedures Mandatory. The internal claims procedures set forth in this Article 6 are mandatory. If a claimant fails to follow these claims procedures, or to timely file a request for appeal in accordance with this Article 6, the denial of the claim shall become final and binding on all persons for all purposes.

ARTICLE 7

AMENDMENTS AND TERMINATION

7.1 Amendment. This Agreement may be amended at any time by the Bank by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Code Section 409A and any and all Treasury regulations and guidance promulgated thereunder. This Agreement may also be unilaterally amended by the Bank at any time, retroactively if required, if found necessary in the opinion of the Bank, in order to ensure that this Agreement is characterized as a “top-hat” plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA Sections 201(2), 301(a)(3), and 401(a)(1), to conform this Agreement to the provisions of Code Section 409A and to conform this Agreement to the requirements of any other applicable law (including ERISA, banking regulations, and the Code). No such amendment shall be considered prejudicial to any interest of the Executive or a Beneficiary hereunder without written consent of the Executive or Beneficiary.

7.2 Suspension of Agreement. The Bank may, in its sole discretion and prior to commencement of the payment of benefits under this Agreement, suspend this Agreement and cease all future accruals thereunder as of the date this Agreement is suspended. In such event, and unless and until this Agreement is later reinstated, the Executive shall receive payments under this Agreement at the times and in the manner as set forth in Articles 2 and 3, provided that (i) the Accrual Balance for the purposes of determining the benefits payable shall be determined as of the date this

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Agreement is suspended under this Section 7.2. and (ii) for the purposes of Section 2.1.1 only, and any continuation of such payments under Section 3.2, as applicable, the annual benefit shall be adjusted so that the present value, determined in accordance with generally accepted accounting principles, of all payments to be paid under Section 2.1.1 (or Section 3.2, as applicable) is equal to the Accrual Balance as of the date this Agreement is suspended under this Section 7.2. If this Agreement is reinstated, the terms of this Agreement otherwise in effect prior to suspension under this Section 7.2 shall control.

7.3 Agreement Termination Generally. The Bank may terminate this Agreement at any time. Except as provided in Section 7.4, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, after such termination, benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

7.4 Agreement Terminations Under Code Section 409A. Notwithstanding anything to the contrary in Section 7.2, if this Agreement terminates in the following circumstances, the Bank shall distribute one hundred percent (100%) of the Accrual Balance, determined as of the date of the termination of this Agreement, to the Executive in a single lump-sum payment:

(a) Within thirty (30) days before or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of this Agreement and further provided that all the Bank’s arrangements which are substantially similar to this Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements; and

(b) Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulation Section 1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangement”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate this Agreement.

ARTICLES 8

MISCELLANEOUS

8.1 Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators, and permitted transferees.

8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

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8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner, except in accordance with Article 4 with respect to designation of Beneficiaries.

8.4 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.5 Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the State of Texas, except to the extent preempted by the laws of the United States of America.

8.6 Unfunded Arrangement. The Executive and Beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance by the Executive, or attachment or garnishment by the Executive’s creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

8.7 Severability. Without limitation of any other section contained herein, in case any one or more provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any other respect, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement. In the event any one or more of the provisions found in this Agreement shall be held to be invalid, illegal, or unenforceable by any governmental regulatory agency or court of competent jurisdiction, this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been a part of this Agreement and such provision shall be deemed substituted by such other provisions as will most nearly accomplish the intent of the parties to the extent permitted by applicable law.

8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.9 Plan Administrator. The Bank shall have powers which are necessary to administer this Agreement, including but not limited to:

(a) interpreting the provisions of this Agreement;

(b) establishing and revising the method of accounting for this Agreement;

(c) maintaining a record of benefit payments; and

(d) establishing rules and prescribing any forms necessary or desirable to administer this Agreement.

8.10 Named Fiduciary. For purposes of the ERISA, if applicable, the Bank shall be the named fiduciary and Plan Administrator under this Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of this Agreement, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

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8.11 Full Obligation. Notwithstanding any provision to the contrary, when the Bank has paid either the lifetime benefits or death benefits to which the Executive has become entitled as appropriate under any section or subsection of this Agreement, the Bank has completed its obligation to the Executive.

8.12 Code Section 409A. The benefits described in and provided by this Agreement are intended to be exempt from Code Section 409A, as amended, and its corresponding regulations and related guidance, or to otherwise comply with the requirements of Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, the interpretation and distribution of the Executive’s benefits under this Agreement shall be made in a manner and at such times as to comply with all applicable provisions of Code Section 409A and the regulations and guidance promulgated thereunder, or an exception therefrom to avoid the imposition of any accelerated or additional taxes. Any defined terms shall be construed consistent with Code Section 409A and any terms not specifically defined shall have the meaning set forth in Code Section 409A. This Section 8.12 shall apply to distributions under this Agreement, but only to the extent required in order to avoid taxation of, or interest penalties on, the Executive under Code Section 409A. To the extent that any payments made under this Agreement are determined to be subject to Code Section 409A, the following shall apply to such payment(s):

(a) all payments to be made upon a termination of employment may only be made upon a “separation from service” under Code Section 409A;

(b) for purposes of the limitations on nonqualified deferred compensation under Code Section 409A, each payment of compensation shall be treated as a separate payment of compensation; and

(c) notwithstanding anything in this Agreement to the contrary, if the Executive is a “specified employee” of a publicly traded corporation under Code Section 409A and if payment of any amount under this Agreement is required to be delayed for a period of six (6) months after separation from service pursuant to Code Section 409A, payment of such amount shall be delayed as required by Code Section 409A, and the accumulated postponed amount shall be paid in a lump-sum payment within ten (10) days after the end of the six (6)-month period (or within sixty (60) days after death, if earlier).

In no event may the Executive, directly or indirectly, designate the calendar year of a payment. No action or failure to act pursuant to this Section 8.12 shall subject the Bank or the Holding Company thereof to any claim, liability, or expense, and neither the Bank nor the Holding Company shall have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Code Section 409A.

***SIGNATURE PAGE FOLLOWS***

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IN WITNESS WHEREOF, the Executive and a duly authorized Bank officer have signed this Agreement as of the date indicated below.

THIRD COAST BANK, SSB:

/s/ Troy A. Glander
Name:	Troy A. Glander
Its:	Director of Compensation Committee
Date:	7/6/2020

EXECUTIVE:

/s/ Audrey Duncan
Audrey Duncan
Date:	6/23/2020

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